Filed Pursuant to Rule 424(b)(3)
Registration No. 333-204908

PROSPECTUS ADDENDUM (to Prospectus Supplements, Product Supplements and Pricing Supplements dated as of various dates, and Prospectus dated March 17, 2016)

UBS AG Exchange Traded Access Securities (ETRACS) Series B

This prospectus addendum relates to various series of outstanding Exchange Traded Access Securities (collectively, “ETRACS”) previously issued by UBS AG that are part of a series of debt securities entitled “Medium Term Notes, Series B”. This prospectus addendum and the applicable prospectus supplement, product supplement or pricing supplement, dated as of various dates, will be used by UBS AG in connection with the continuous offering of outstanding series of previously issued ETRACS. The ETRACS were initially registered, and all or a portion were initially offered and sold, under registration statements previously filed by UBS AG. When UBS AG initially registered your series of ETRACS, UBS AG prepared either a prospectus supplement (as amended or supplemented from time to time), each referred to as the “original prospectus supplement”, or a pricing supplement (as amended or supplemented from time to time), each referred to as the “original pricing supplement”, relating to your series of ETRACS. UBS AG also prepared product supplements (as amended from time to time), each referred to as a “product supplement”, dated as of various dates, each of which supplements and forms part of the pricing supplement relating to your series of ETRACS, if any. The applicable product supplement related to your ETRACS, if any, is identified in the applicable original pricing supplement relating to your series of ETRACS. The applicable original prospectus supplement or original pricing supplement and, if applicable, product supplement, relating to each series of ETRACS is attached to a “base” prospectus dated June 12, 2015 and was previously attached to a “base” prospectus dated November 14, 2014.

UBS AG has now prepared a new “base” prospectus dated March 17, 2016. This new base prospectus replaces the base prospectus dated June 12, 2015 (which itself replaced the base prospectus dated November 14, 2014). Because the terms of your ETRACS otherwise have remained the same, UBS AG is continuing to use the original prospectus supplement, or original pricing supplement and related product supplement, if any, as applicable. As a result, you should read either (i) the original prospectus supplement for your ETRACS or (ii) the original pricing supplement and related product supplement, if any, for your ETRACS, which gives the specific terms of your ETRACS, in each case together with the new base prospectus dated March 17, 2016. When you read these documents, please note that all references in the original prospectus supplement, or original pricing supplement and product supplement, as applicable, to the base prospectus dated November 14, 2014 or June 12, 2015, or to any sections of the applicable base prospectus, should refer instead to the new base prospectus dated March 17, 2016, or to the corresponding section of that new base prospectus. In addition, please note that instead of using the website links in the original prospectus supplement, or original pricing supplement and product supplement, as applicable, to the base prospectus dated November 14, 2014 or June 12, 2015, you should use the following website link to access the new base prospectus dated March  17, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516508950/d116718d424b3.htm

In addition, please disregard the table of contents for the base prospectus dated November 14, 2014 or June 12, 2015 that is provided in the original prospectus supplement, or original pricing supplement and product supplement, for your securities. A table of contents for the new base prospectus is provided on page 1 of the new base prospectus.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any affiliate of UBS AG may use this prospectus addendum, together with the original prospectus supplements or the original pricing supplements and related product supplements, if any, as applicable, and the new base prospectus, in connection with offers and sales of the ETRACS in market-making transactions. Please see “Supplemental Plan of Distribution” in the original prospectus supplement, or original pricing supplement and related product supplement or supplements, as applicable, for your ETRACS and “Plan of Distribution” in the new base prospectus.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Addendum dated March 18, 2016